Exhibit 10.1
February 4, 2006
Gregory L. Weaver, CPA, MBA
Dear Greg:
     This letter shall serve to set forth the terms of employment offered to you by Sirna Therapeutics, Inc. (the “Company”) and acknowledge your acceptance of the employment on such terms as detailed below. This letter (“Agreement”) shall become effective on February 13, 2006 (the “Effective Time”).
     Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them on Attachment A hereto, which is incorporated herein.
     1. Positions, Location and Scope of Employment. Upon the Effective Time, you shall serve as Senior Vice President and Chief Financial Officer of the Company and will be based in San Francisco, California at the Company’s corporate headquarters. You shall render such business and professional services in the performance of your duties, consistent with your position within the Company, consistent with the Bylaws of the Company and the fiduciary duties of a corporate officer of the Company, and as shall reasonably be assigned to you by the Company’s President and Chief Executive Officer and/or the Board of Directors (the “Board”), and you shall report directly to the President and Chief Executive Officer. You shall perform your duties faithfully and to the best of your ability and shall devote your full business efforts and time to the Company. You hereby agree to relocate to and establish your primary residence in San Francisco Bay area within ninety (90) days of the Effective Time.
     2. Compensation.
          (a) Base Salary; Annual Reviews. During the period beginning as of the Effective Time and ending on December 31, 2006, the Company shall pay to you as compensation for your services a base salary at the annualized rate of $295,000 (the “Base Salary”). Thereafter, your Base Salary shall be subject to annual performance review by the President and Chief Executive Officer. Your Base Salary shall be paid in accordance with the Company’s normal payroll practices.
          (b) Signing and Retention Bonus. The Company shall pay you a one-time signing bonus in an amount equal to $10,000 on the Effective Time. In addition, Company agrees to pay you a retention bonus in an amount equal to $10,000 on the six (6) month anniversary of the Employment Time and an additional $10,000 in retention bonus on the twelve (12) month anniversary of the Employment Time. These payments will be made to you only in the event you continue to be a full-time employee at the Company and within thirty (30) days after the milestones set forth above.
          (c) Performance Bonus. In each calendar year of your employment with the Company you shall be eligible to earn a bonus, which shall be payable in cash, Company stock option or Company stock at the discretion of the Board of Directors of the Company. The annual bonus shall be based upon attainment of goals which shall be mutually agreed upon by you and the President and Chief Executive Officer. The amount of the annual bonus which you shall be eligible to earn shall be equal to twenty five percent (25%) of your then current annual Base Salary in the event: (a) you achieve such goals, (b) the Company achieves its corporate goals, and (iii) any other business, economic or other factors deemed relevant at the time the Board makes bonus determinations for Company executives. Your bonus shall be reasonably increased or decreased based on the overachievement or underachievement of such personal and corporate goals. Such bonus shall be payable within sixty (60) days after the end of the calendar year with respect to which the bonus is payable.
          (d) Options. The Board shall grant to you a stock option to purchase 300,000 shares of the Company’s common stock. The stock option grant shall be governed by the terms of Company’s Stock Option Plan. Such options shall be exercisable for a period of ten (10) years at an exercise price equal to the Fair Market Value (as defined in the Company’s Stock Option Plan) as of the date of the stock option grant. Twenty five percent (25%) of the stock options granted herein shall vest on the first anniversary of your employment with the Company and the remaining seventy five percent (75%) of the stock options shall vest thereafter on a monthly basis over the subsequent (3) years so as to be fully vested at the end of a period of four (4) years after the date of the stock option grant. Each stock option grant shall be in the form of incentive stock options in the maximum amount permitted by applicable law. You will also be considered for additional grants of stock options in connection with reviews by the Board.
          (e) Employee Benefits. During your employment with the Company, you shall be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company, which shall include, without limitation, the following:
               (i) group PPO medical and dental insurance plans (the coverage under which shall include your dependents and contain no restrictions relative to pre-existing conditions and will be effective on the first day of the first month after Effective Time);
               (ii) short-term disability insurance and long-term disability insurance (which coverage shall contain no restrictions relative to pre-existing conditions);
               (iii) term life insurance in the guaranteed amount of $425,000 with the option of completing an application and providing evidence of insurability for an additional $75,000 (as determined by the insurance company issuing the policy), and with your having the right to designate the beneficiary(ies) thereof;

               (iv) participation in the Company’s 401(k) plan, your contributions to which may be matched by the Company with contributions of shares of its common stock if approved by the Board; provided that any such matching contributions shall vest over three (3) years of service (you can enroll on the first available date allowed under the plan following the Effective Time);
               (v) participation in the Company’s Flexible Spending Account; and
               (vi) participation in the Company’s Stock Purchase Plan in which you can enroll on the first available date allowed under the Plan following the Effective Time.
          The Company reserves the right to revise, add or rescind any benefits at any time for its employees generally; provided that any such permitted revision, addition or rescission of benefits by the Company shall be without prejudice to your rights provided in Section 4(d) hereof.
          (f) Vacation Days; Sick Days; Holidays. You shall be entitled to paid vacation, sick days and holidays in accordance with the Company’s policies as in effect from time to time, as well as all applicable state and federal laws.
          (g) Expenses. The Company shall reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties on behalf of the Company and/or for the Company approved personal professional development in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     3. Termination.
          (a) At-Will Employment. You and the Company agree that your employment with the Company shall be “at-will” employment, that you are free to resign and, subject to the provisions hereof, the Company is free to terminate your employment at any time for any reason or no reason.
          (b) Voluntary Termination; Termination for Cause. In the event that your employment with the Company is terminated voluntarily by you or for Cause by the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to within the required timeframe allowed by law and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to the you under the Company’s insurance plan immediately prior to the termination (“Health Care Coverage”) by electing COBRA continuation coverage (“COBRA”) in accordance with applicable law. In the event of termination of your employment with the Company under this section 3(b), then you shall not be entitled to any payments or benefits as severance. Your only entitlements shall be those described in this Paragraph 3(b).

          (c) Termination upon Death or Disability. In the event that your employment with the Company is terminated as a result of your death or permanent disability then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) the Company shall pay to you, your estate or your designated trust, as applicable, all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as expenses incurred to the date of termination, immediately upon the date of termination and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company’s Health Care Coverage by electing COBRA in accordance with applicable law. For purposes hereof, the term “permanent disability” shall mean your inability to perform your duties as they exist at the time disability commences on account of illness, accident or other physical or mental incapacity which shall continue for a consecutive period of ninety (90) days or an aggregate of one hundred twenty (120) days in any consecutive twelve-month period.
          (d) Termination without Cause. In the event that your employment with the Company is terminated by the Company without Cause, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued in accordance with the Company’s policy, but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately; (iii) subject to the provisions of Section 4 hereof, your unvested options shall continue to vest, on a monthly basis, during the nine (9) month severance period described in Section 3(d)(iv) below, but such continuing vesting of your unvested options shall cease upon your obtaining new employment during the applicable severance period; (iv) the Company shall pay to you a severance payment, in monthly installments (two pay checks per month in accordance with the Company’s standard payroll practices), equal to your monthly Base Salary for a period of nine (9) months; provided, however, that in the event you are terminated as a result of a Change of Control (other than for Cause), the amount of such severance payment shall be twelve (12) months’ severance; provided, further, that in the event you obtain other employment during the applicable nine (9) or twelve (12) month severance period, your severance payments thereafter shall be reduced on a prospective basis (not to less than 0) in the amount of cash compensation received by you during the remainder of such applicable severance period; and (v) the Company shall be responsible for all costs relating to maintaining your Health Care Coverage for you and your dependents under COBRA during the applicable severance period. You shall be entitled to continue medical and dental insurance coverage for yourself and your dependents for the remaining period, at your expense in accordance with applicable law. However, such Health Care Coverage shall terminate upon your obtaining your own alternative Health Care Coverage, whether from a new employer or otherwise (after completing any waiting periods for such coverage to become effective).
          (e) Conditions of Severance. In order to receive any severance under this Section 3 above, you must do the following: (i) you must execute a Post-Termination General Release of All Claims Agreement, in a form provided by the

Company that is substantially similar in all material respects to Attachment B hereto, which is made a part of this Agreement (“General Release”), provided, however, that the General Release must become effective and enforceable in accordance with its terms; (iii) you must provide, cooperatively and in good faith, to those person(s) designated by the Company, all information necessary to effectively transition to others your job duties and responsibilities, knowledge, work product and pending work, as and to the extent requested by the Company during the 60 day period after your termination date; and (iv) you must comply with your obligations under the PIIA in accordance with its terms (see below).
     4. Change of Control. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company if your employment is terminated by the Company within one (1) year after the Change of Control (other than for Cause), then: (i) the greater of (a) fifty percent (50%) of your unvested options shall vest immediately, or (b) your unvested options (after taking into account the consequence of subsection (a) of this sentence) shall continue to vest, on a monthly basis, during the twelve (12) month severance period described in Section 3(d)(iv) above; and (ii) the Company shall pay to you a severance payment in accordance with the provisions of Section 3(d) above.
     5. Proprietary Information & Inventions Assignment Agreement (“PIIA”). As a condition of your employment at the Company you will be required to sign a Proprietary Information & Inventions Assignment Agreement (“PIIA”), attached and incorporated herein as Attachment C, at the time of the signing of this Agreement.
     6. Directors’ and Officers’ Liability Policy. You will be covered under the Company’s directors’ and officers’ liability insurance policy, which shall provide coverage in an amount and upon terms customary to similarly situated companies. The Company shall maintain a policy throughout the duration of your employment.
     7. Relocation Expenses associated with this Agreement. Terms for reimbursement of expenses associated with you and your family’s relocation from Newcastle, Washington to San Francisco Bay Area, California shall be in accordance with the terms set forth in the Company’s standard relocation policy as set forth in the enclosed Attachment D. If employment is terminated voluntarily or for Cause within one (1) year of payment/reimbursement by the Company, then one hundred percent (100%) of relocation expenses paid to you or on your behalf by the Company shall be promptly (but in no event later than thirty (30) days following the termination) repaid by you to the Company.
     8. Indemnification. The Company agrees that if you are made a party or are threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee or agent of the Company or any subsidiary or affiliate of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter amended, against all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, including reasonable attorneys’ fees, accountants’ fees and disbursement, incurred or suffered by you in connection therewith (including the advancement of your defense costs and expenses as and when incurred) and such indemnification shall continue as to you even if you have ceased to be an officer, director or agent and are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators.
     9. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor or assignee of the Company. Any successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
     10. Notices. All notices, requests, demands and other communications provided hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
SIRNA THERAPEUTICS, INC.
185 Berry Street, Suite 6504
San Francisco, California 94107
Attn: President & CEO
Copy to: V. P. Legal Affairs
If to you:
at the last residential address known by the Company.
     11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     12. Integration. Upon the Effective Time, this Agreement, together with the PIIA, shall constitute the full and complete agreement and understanding between you and the Company as to all subject matters covered herein. This Agreement supersedes and replaces all prior or contemporaneous representations and agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to principles of conflict of laws. You and the Company each hereby submits, exclusive jurisdiction of the courts located in San Francisco, California and any courts of appeal therefrom, and waives any objection (on the grounds of lack of jurisdiction, or forum non coveniens or otherwise) to the exercise of such jurisdiction by any such courts.

     14. Effective Time. This Agreement shall become effective at the Effective Time.
Please sign this Agreement and the enclosed PIIA and return one set of signed original copy to me, acknowledging your agreement with and acceptance of these terms of employment.

Sincerely,

SIRNA THERAPEUTICS, INC.

	By:	/s/ Howard W. Robin

Name: Howard W. Robin
Title: President & CEO

Agreed and accepted:

/s/ Gregory L. Weaver Gregory L. Weaver

Dated: February 4, 2006

Attachment A
DEFINITIONS
     Cause. “Cause” is defined as (i) conviction of a felony crime involving moral turpitude, (ii) an intentional action or intentional failure to act which was performed in bad faith and to the material detriment of the Company, (iii) continued intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board, (iv) willful and habitual neglect of the duties of employment, (v) breach of the Non-Disclosure Agreement, contemplated hereunder, or (vi) failure to establish employee’s primary residence in San Francisco Bay area within ninety (90) days of the Effective Time; provided, however, that with respect to the events of “cause” described under clauses (ii) through (v) above, the Company shall have first provided to you written notice describing the nature of the event and, thereafter, provided a reasonable opportunity to cure such event, which reasonable opportunity shall in no event be less than thirty (30) days following receipt of such notice.
     Change of Control. “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) when the individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i), (ii) or (iii) above), whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors still in office who either were directors on the date hereof or whose election or nomination for election was previously approved, cease for any reason constitute a majority of the Board.

Attachment B
GENERAL RELEASE
POST-TERMINATION GENERAL RELEASE OF ALL CLAIMS AGREEMENT
I, Gregory Weaver, on behalf of myself, my heirs, executors, administrators and assigns, hereby make the following agreements and acknowledgements in exchange for the severance described in Section 3 of the “Offer of Employment” letter to me from Sirna Therapeutics (“Company”), dated February 4, 2006 (“Offer”).
1. I acknowledge that:
a. I have received all cash compensation earned by me, and all other amounts owed to me, through and as of the effective date of the termination of my employment with the Company (“Termination Date”); and
b. I have returned to the Company:
•	all items of property provided or paid by the Company (or predecessor) for my use during employment (including but not limited to keys, access badge, computer equipment, pager, Treo/Blackberry and such other handheld device and equipment, cell phone, credit and telephone calling cards) with the Company (or predecessor), and

•	all documents (paper and electronic) created or received by me during my employment with the Company (or predecessor), except my personal copies of documents evidencing my hire, compensation, benefits, stock and stock options, and documents I may have received as a shareholder of the Company.
c. I understand that I must sign and deliver to the Company this Post-Termination General Release of All Claims Agreement (“General Release”), and it must become effective and enforceable, within the applicable time period set forth in Paragraph 8, below.
2. I agree that I fully and forever waive, release, acquit and discharge the Company, and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as their respective officers, directors, agents, employees, affiliates, representatives, shareholders and assigns (collectively, the “Releasees”), from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, which exist or may in the future exist, that arise from or relate to events, acts or omissions prior to the Effective Date of this General Release including, but not limited to, my recruitment, hiring, services to, and employment with the Company and the termination thereof, such as but not limited to:
•	claims for unpaid wages, bonuses, or severance (except pursuant Paragraph 9(c) of my Offer); claims of breach of contract and of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress;

•	claims under applicable equal employment opportunity and non discrimination laws such as Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Civil Rights Act of 1866, the Worker Adjustment Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act; and

•	claims under any local, state and federal statutory, regulatory or common law relating to employment, except any claim I may have for:
a. unemployment pursuant to the terms of applicable state law;
b. workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or comparable provisions of other applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company;

c. continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, or any applicable state law counterpart to COBRA;
d. any benefit entitlements vested as the date of my termination, pursuant to written terms of any applicable ERISA employee benefit plan sponsored by the Company; and
e. any shares of stock and stock options pursuant to the terms of existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, between me and the Company.
3. I understand and agree that in furtherance of waiving and releasing “unknown” claims, per Paragraph 2, above, I waive, release and discharge all rights and benefits conferred on me, if any, the Section 1542 of the Civil Code of the State of California, or applicable and comparable state law. I understand that Section 1542 states as follows (parentheticals added):
A general release does not extend to claims which the creditor (i.e., me) does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor (i.e., Releasees).
I understand that this means that, if I later discover facts different from or in addition to those that I now know or believe to be true, that the waivers, releases and discharges of this General Release shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.
4. I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by any of the Releasees.
5. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Releases including, but not limited to, the services, business, market position, performance and other similar information concerning the Company and any of the Releasees.
6. I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, such unenforceability will not affect any other provision (or portion of a provision) and this General Release shall be construed as if such unenforceable provision (or portion of provision) had never been contained herein.
7. I understand and acknowledge that, even if I did not sign this General Release, I would still be bound by existing obligations that survive termination of employment with the Company under the Proprietary Information and Inventions Assignment Agreement (“PIIA”) I signed in connection with my employment with the Company.
8. I understand that I cannot sign this General Release any earlier than my Termination Date. I also understand and agree that:
     a. If I am under age 40 as of my Termination Date, the Effective Date of this General Release will be the date I have signed and delivered it the Company; provided that such date is no later than 21 days after the Termination Date.
     b. If I am age 40 or older as of my Termination Date, the Effective Date of this General Release will be the eighth day after the date I have signed and delivered it the Company; provided that such date is no later than 21 days after my Termination Date. I also understand that for seven (7) days after I sign this General Release, I may revoke it and, if I wish to revoke this General Release, I must deliver written notice of my revocation to the Company, no later than the seventh day after I have signed this General Release.
c. This General Release, as signed by me, and any revocation pursuant to Paragraph 8.b., above, should be delivered by U.S. mail, hand or overnight delivery or facsimile to:
Sirna Therapeutics Inc.
185 Berry Street, Suite 6504
San Francisco, CA 94107
Attention: President & CEO
Copy to: V. P. Legal Affairs
d. If this General Release does not become effective and enforceable by the date specified in Paragraph 8.a. or 8.b., above (as applicable), I shall not be entitled to receive any severance pursuant to the Offer.
e. If this General Release does become effective and enforceable by the date specified in Paragraph 8.a. or 8.b., above (as applicable), the severance to which I am entitled will commence with the pay period in which the Effective Date of this General Release occurs, but will be subject to my ongoing compliance with the obligations of Section 9(c) of the Offer.
9. In executing this General Release and, allowing it to become effective and enforceable, I represent and warrant that I am not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this General Release or in the Offer. I agree and understand that this General Release contains my entire understanding, and the entire agreement by me, with respect to the matters covered herein; and that this General Release merges, cancels, supersedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subject matters covered by this General Release that may have been made by any of the Releasees, except the following agreements and obligations that remain in full force and effect:
•	the Offer;

•	those referenced in Paragraphs 2.d., 2.e. and 7., above; and

•	any repayment obligation(s) I owe to the Company (if any), as of my Termination Date.
I HAVE READ THIS GENERAL RELEASE; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;
I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS GENERAL RELEASE, AND I HAVE BEEN ENCOURAGED TO UNDERTAKE SUCH CONSULTATION; AND
I SIGN THIS GENERAL RELEASE FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.
Dated: February 4, 2006
Employee’s Signature:

/s/ Gregory L. Weaver
Gregory Weaver

Attachment C
PROPRIETARY INFORMATION & INVENTIONS ASSIGNMENT AGREEMENT
In consideration of my employment or continued employment by SIRNA THERAPEUTICS, INC. (the “Company”) in California, and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Assignment Agreement (the “Agreement”) and agree as follows:

1. Nondisclosure.
     1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, alliance members, parents and subsidiaries, developers, partners, customers and prospective customers, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, formulations, processes, discoveries, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, technologies and techniques and any other proprietary technology (hereinafter collectively referred to as “Inventions”); (b) information regarding research, research and development plans, new products, manufacturing processes, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, pricing, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting business, suppliers and supplier information, and names, types, quantities and sources of supply materials used or sold by the Company, purchasing history and plans; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners, joint venturers and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners and joint venturers; (e) information regarding the Company’s employees and consultants (“Service Providers”), lists of Service Provider names and other information, compensation, performance and skills, and the Company’s strategies with respect to recruiting, attracting and engaging the services of Service Providers; (f) valuable confidential business information of the Company that does not qualify as a trade secret; (g) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company; and (h) any intellectual property transferred to the Company from its predecessors or their former affiliates. Notwithstanding the foregoing, it is understood that Proprietary Information excludes information that is generally known in the trade or industry through no breach of this Agreement or other wrongful act or omission by me, and nothing in this Agreement prevents me from discussing or disclosing to others my personal compensation as an employee of the Company.
     1.3 Nondisclosure. At all times during my employment at all times thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Chief Executive Officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of the Company’s Proprietary Information. I understand and agree that the covenants, restrictions and prohibitions against disclosure of Proprietary Information are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent disclosure of trade secrets or proprietary information, and the enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.
     1.4 Third Party Information. I understand, in addition, that the Company has received in confidence and in the future will receive in confidence from third parties, including (without limitation), affiliates, alliance members, developers and partners of the Company or its predecessors, confidential and/or proprietary information and data, and trade secrets belonging to such third parties (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not use it, nor will I disclose it to anyone (other than Company personnel who need to know such information in connection with their work for the Company), except in connection with my work for the Company, or unless expressly authorized in writing by the Chief Executive Officer of the Company.

Greg Weaver	February 4, 2006
Confidential
     1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person or entity. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information that is generally known in the trade or industry through no wrongful act or omission by me of my obligation of confidentiality to any former employer or other person or entity.
2. Assignment Of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Section 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assignable to the Company, or to a third party as directed by the Company pursuant to Section 2.6, are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that, pursuant to applicable law, is not subject to compelled assignment (“Specific Inventions Law”). I understands that Inventions, whether or not patentable or protectable by copyright or trade secret, made or conceived, reduced to practice, or learned by me, not subject to compelled assignment include those that meet each of the following criteria: (a) are developed entirely on my own time; and (b) are developed without use of any equipment, supplies, facility or trade secret of the Company; and (c) (i) do not relate, at the time conceived or reduced to practice, to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) do not result from any service provided or work performed by me for the Company.
     2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

Greg Weaver	February 4, 2006
Confidential
     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
     2.9 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. Duty of Loyalty & Best Efforts During Employment. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity that (i) is competitive in any way with the business, or planned business, of the Company or (ii) would conflict with, or otherwise interfere with my ability to satisfactorily perform the duties and responsibilities of, my employment by the Company.
5. No Solicitation of Service Providers or Customers. I agree that during the period of my employment with the Company, and for the period of one (1) year after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner of another person or entity, or in any other capacity, either directly or through others:
     5.1 solicit, induce, encourage, or participate, directly or indirectly, in soliciting, inducing, or encouraging any Service Provider to terminate or reduce his or her relationship with the Company; or
     5.2 solicit, divert or appropriate or attempt to solicit, divert or appropriate, by use of Proprietary Information, any customer or prospective customer of the Company with whom I had contact and/or on whom I had Proprietary Information during my employment with the Company, for the purpose of selling or providing to that customer or prospective customer any services or products competitive with those available from the Company.
6. REASONABLENESS OF RESTRICTIONS.
     6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained herein.
     6.2 In the event that, any one or more of the restrictions or obligations of Sections 1, 2 and/or 5 of this Agreement shall for any reason be held to be unenforceable for any reason including, but not limited to, being excessively broad as to duration, scope, activity or subject, it shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and yet be enforceable under the applicable law as it shall then appear.

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

Greg Weaver	February 4, 2006
Confidential
7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree that I shall not in the future enter into, any agreement either written or oral that conflicts with this Agreement.
8. Return Of Company Property. When I leave the employ of the Company, or during my employment if so requested by the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested by the Company to do so.
9. LEGAL AND EQUITABLE REMEDIES.
     9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.
     9.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.
     9.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 shall remain in effect for a period specified in the order enforcing this Agreement, and I understand and agree that such period may extend the date specified in Section 5 in order to remedy any period of my violation of Section 5.
10. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
11. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
12. General Provisions.
     12.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.
     12.2 Severability. Except as provided by Subsection 6.2, in case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     12.3 Successors and Assigns. This Agreement is for the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
     12.4 Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     12.5 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

Greg Weaver	February 4, 2006
Confidential
interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.
     12.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     12.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
     12.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure of Proprietary Information and assignment of inventions during such period(s). This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and this Agreement supersedes and merges all prior discussions and agreements between me and the Company with respect to such subject matters.
     12.9 Modification. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     12.10 Effective Date. This Agreement shall be effective as of the first day of my employment with the Company.
I have read this agreement carefully and understand its terms. I accept and agree to the terms and conditions of this Agreement:
Dated: February 4, 2006

/s/ Gregory L. Weaver
(Signature)

Gregory L. Weaver
(Printed Name)

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

Greg Weaver	February 4, 2006
Confidential
Attachment D
RELOCATION SUMMARY
Sirna Executive Relocation Policy Summary sheet

Relocation Item	Sirna Policy
Home Sale Support	Employee fully responsible for sale of home.

Home Sale Expenses	Reasonable and customary costs associated with home sale including, appraisal, real estate fees up to 6%, and inspections, but in no event shall the real estate fees be paid for that portion of the sale price exceeding the following amounts:
CEO: $3MM
Officers & SVPs: $2MM
VPs: $1MM

Loss Protection	None

Bridge Loan	None

Home Finding Trips	2 Trips with reasonable expenses

Temporary Housing in the San Francisco Bay Area	Up to 2 months of reasonable expenses for Mr. Weaver and up to an additional 4 months for Mr. Weaver’s family upon their respective relocation. Reasonable expenses shall include reasonable rent/lease payments (to pre-approved in writing by the CEO) and do not include meals, laundry and other expenses that would have to be incurred at primary residence.

Temporary Living Trips Home	None

Home Purchase	Reimbursable new home purchase costs set forth in the policy, including a origination fee of up to 3%, provided however this loan origination fee is not be used to lower the interest rate below the rate under the employee’s existing mortgage

Transportation Costs and storage
•    Company approves individual choice of moving company.

•    Reasonable storage costs for up to 2 months for Mr. Weaver’s relocation and an additional period of up to 4 months in connection with relocation of Mr. Weaver’s family.

Final Move	Reasonable Expenses

Spousal Support	None

Miscellaneous Allowance	One half month of base salary at the time of Mr. Weaver’s relocation

State of CA Incentive Program	To the extent that any expenses under the Relocation Policy can be reimbursed through the State of CA Incentive Program, the employee is required to utilize such reimbursement in lieu of reimbursement by Sirna.

Gross Up	All expenses under the Relocation Policy that have no off-setting tax deduction for the employee.

Termination
Should Mr. Weaver voluntarily separate from the Company or if the employment is terminated for cause, within 1 year of the completion date of the move/relocation then all costs incurred by Company in connection with the move/relocation are to be fully and promptly reimbursed by the employee.

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

Greg Weaver	February 4, 2006
Confidential
Reimbursable New Home Purchase Costs
     The Company will reimburse normal, non-recurring closing costs for items which, by local custom, are normally paid by the buyer. The following is a list of reimbursable closing costs:
•	Mortgage fees

•	New loan origination fee, the equivalent of the origination on prior residence loan up to three percent (3%) of the new mortgage balance

•	Credit report

•	Pest inspection (if required)

•	Survey (if required)

•	Title examination and title insurance (lender’s coverage); owners coverage is reimbursable only if mandated by state or local laws

•	Abstract/title search

•	Attorney’s fees

•	Escrow fees

•	Notary fees

•	Recording fees

•	Settlement or closing fees

•	Tax service fees

•	Home inspection/engineering report ordered by purchaser

•	Appraisal ordered by purchaser

•	Mortgage and deed tax

•	Transfer fee (purchaser’s portion)

•	Home or component warranties of any type
Non-reimbursable New Home Closing Costs
     A guideline of closing cost and expenses not eligible for reimbursement include:
•	Real estate and personal property taxes

•	Hazard, fire, flood and any other type of homeowner’s insurance

•	Mortgage insurance

•	Mortgage insurance application fees

•	Pro-rated waste collection fee

•	Improvement assessments by State/City/County taxing authorities

•	Title insurance owner’s policy (where not mandated by state or local laws)

•	Prepaid or pro-rated interest on mortgage

•	Pro-rated rent

•	Pro-rated water, electric, gas billings, etc.

•	VA/FHA points or any other discount points or costs normally charged to the seller

•	Condominium or association fees

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com